Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-168501, 333-190976, 333-190977, 333-204189 and 333-228197 on Form S-8 of our reports dated February 25, 2021, relating to the consolidated financial statements and financial statement schedule of Federal Signal Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Federal Signal Corporation for the year ended December 31, 2020.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 25, 2021